As filed with the Securities and Exchange Commission on December 20, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Par Pacific Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-1060803
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

825 Town & Country Lane, Suite 1500

Houston, Texas 77024

(281) 899-4800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Matthew Vaughn

Senior Vice President and General Counsel

Par Pacific Holdings, Inc.

825 Town & Country Lane, Suite 1500

Houston, Texas 77024

(281) 899-4800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

E. James Cowen

Porter Hedges LLP

1000 Main, 36th Floor

Houston, Texas 77002

Telephone: (713) 226-6649

Telecopy: (713) 228-1331

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,108,202	$15.04	$16,667,358	$2,021

1.	Represents the initial maximum number of shares offered by the selling security holder named in this registration statement.
2.

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also registers a currently indeterminate number of additional shares of our common stock that may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

3.

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The calculation of the proposed maximum aggregate offering price of the common stock was based on the average of the high and low price for the common stock on December 17, 2018, as reported on the NYSE.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 20, 2018

PROSPECTUS

1,108,202 Shares of Common Stock

This prospectus relates to the offer and resale by the selling security holder identified in this prospectus of 1,108,202 shares of our common stock (the “Consideration Shares”). The Consideration Shares were issued to the security holder as partial consideration for our acquisition of the equity interests in Eagle Island, LLC in a private placement transaction in reliance upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The selling security holder identified in this prospectus (which term as used in this prospectus includes its respective pledges, donees, transferees or other successors-in-interest) may offer this common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Although we will incur expenses in connection with the registration of the securities, we will not receive any of the proceeds from the sale of the shares of common stock by the selling security holder.

In order to avoid an “ownership change” for federal income tax purposes, our certificate of incorporation prohibits any person from becoming a holder of 5% or more of our outstanding common stock, and restricts the ability of any holder of 5% or more of our common stock from disposing of or acquiring shares of our common stock without our consent, except under limited circumstances. Consequently, there are limitations on the acquisition of shares of common stock as described in this prospectus.

Our common stock is quoted on the New York Stock Exchange (the “NYSE”) under the symbol “PARR.” The last reported sale price of our common stock on December 19, 2018 was $14.42 per share.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE PURCHASING SHARES OF OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2018

i

About this Prospectus

This prospectus forms a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). The selling security holder may sell from time to time the securities described in this prospectus in one or more offerings. Each time the selling security holder sells securities, the selling security holder may be required to provide you with this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information. The selling security holder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Industry and Market Data

The market data and certain other statistical information contained in or incorporated by reference into this prospectus are based on independent industry publications, government publications or other published independent sources. Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information nor have we ascertained the underlying economic or operational assumptions relied upon therein.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks discussed under “Risk Factors” beginning on page 5 of this prospectus, “Cautionary Note Regarding Forward-Looking Statements” beginning on page 11 and the other information incorporated by reference in this prospectus, which are described under “Incorporation of Certain Documents by Reference” beginning on page 26, before making an investment decision.

In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” the “company” and “Par” refer to Par Pacific Holdings, Inc. and its consolidated subsidiaries.

The Company

We own, manage and maintain interests in energy and infrastructure businesses. Our strategy is to identify, acquire and operate energy and infrastructure companies with attractive competitive positions.

Our business is organized into three primary operating segments:

•

Refining—Our refinery in Kapolei, Hawaii, produces ultra-low sulfur diesel, gasoline, jet fuel, marine fuel, low sulfur fuel oil, and other associated refined products primarily for consumption in Hawaii. Our refinery in Newcastle, Wyoming, produces gasoline, ultra-low sulfur diesel, jet fuel, and other associated refined products that are primarily marketed in Wyoming and South Dakota.

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Retail—Our retail outlets in Hawaii sell gasoline, diesel, and retail merchandise throughout the islands of Oahu, Maui, Hawaii, and Kauai. Our Hawaii retail network includes Hele and “76” branded retail sites, company-operated convenience stores, 7-Eleven operated convenience stores, other sites operated by third parties, and unattended cardlock stations. We recently completed the rebranding of 23 of our 34 company-operated convenience stores in Hawaii to “nomnom,” a new proprietary brand. Our retail outlets in Washington and Idaho sell gasoline, diesel, and retail merchandise and operate under the “Cenex®” and “Zip Trip®” brand names.

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Logistics—We own and operate terminals, pipelines, a single-point mooring (“SPM”), and trucking operations to distribute refined products throughout the islands of Oahu, Maui, Hawaii, Molokai, and Kauai. In addition, we own and operate a crude oil pipeline gathering system, a refined products pipeline, storage facilities, and loading racks in Wyoming. We also own and operate a jet fuel storage facility and pipeline that serve Ellsworth Air Force Base in South Dakota.

We also own a 46.0% equity investment in Laramie Energy, LLC (“Laramie Energy”), a joint venture entity focused on producing natural gas in Garfield, Mesa and Rio Blanco Counties, Colorado. We are not required to make any additional capital contributions to Laramie Energy.

Our refining, retail, and logistics segments were established through the acquisitions of Par Hawaii Refining, LLC (“PHR,” formerly Hawaii Independent Energy, LLC) and Par Hawaii, Inc. (“PHI,” formerly Koko’oha Investments, Inc.), which owns 100% of the outstanding membership interests of Mid Pac Petroleum, LLC (“Mid Pac”). PHR was acquired from Andeavor (formerly Tesoro Corporation) on September 25, 2013 for approximately $75 million in cash, plus net working capital and inventories, earn-out payments of $27.3 million, and the funding of certain start-up expenses and overhaul costs prior to closing. PHI was acquired on April 1, 2015 for cash consideration of approximately $74.4 million and the assumption of $45.3 million of debt.

On July 14, 2016, we acquired all of the issued and outstanding units representing the membership interests in Hermes Consolidated, LLC (d/b/a Wyoming Refining Company) and indirectly Wyoming Refining

Company’s wholly-owned subsidiary, Wyoming Pipeline Company, LLC (collectively, “Wyoming Refining” or “WRC”) (the “WRC Acquisition”). We paid cash consideration of $209.4 million and assumed debt consisting of term loans of $58.0 million and revolving loans of $10.1 million. The results of operations of Wyoming Refining are included in our refining and logistics segments effective July 14, 2016.

On March 23, 2018, we acquired twenty-one (21) and twelve (12) leased retail gasoline, convenience store facilities, all at various locations in Washington and Idaho (collectively, the “Northwest Retail Properties”). The Northwest Retail Properties operate under the “Cenex®” and “Zip Trip®” brand names. We acquired the Northwest Retail Properties for a purchase price of $70 million, plus the value of certain inventory at closing. In connection with the closing of the Northwest Retail Properties acquisition, the parties and their respective affiliates entered into a number of ancillary agreements, including a multi-year branded petroleum marketing agreement for the continued supply of Cenex-branded refined products by CHS Inc. to the Northwest Retail Properties and a multi-year supply agreement pursuant to which we supply refined products to CHS Inc. within the Rocky Mountain and Pacific Northwest markets. The acquired stations represent the second largest branded retail position in Spokane.

On December 19, 2018, pursuant to the terms of a Topping Unit Purchase Agreement, dated as of August 29, 2018 (the “Topping Unit Purchase Agreement”), among PHR, IES Downstream, LLC, a Delaware limited liability company (“IES”), Eagle Island, LLC, a Delaware limited liability company (“Eagle”), and, solely for certain purposes specified in the Topping Unit Purchase Agreement, us (the “Topping Unit Acquisition”), PHR acquired all of the limited liability company interests of Eagle, the owner of certain refining units and related assets located near our refinery in Kapolei, Hawaii (the “Topping Units”). The purchase price for the Topping Units Acquisition was $45 million, payable with $30 million in cash and 860,502 of the Consideration Shares. The purchase price will be adjusted by the value of hydrocarbon and certain nonhydrocarbon inventory and for certain prorated expenses related to the ownership of the Topping Units and related assets as of the closing date, with the initial adjustment for the nonhydrocarbon inventory paid for by the issuance of 247,700 of the Consideration Shares. We financed the cash portion of the purchase price for the Topping Unit Acquisition with cash on hand and financed working capital under our existing supply and offtake agreements.

In addition to the three operating segments described above, we have one additional reportable segment, Corporate and Other. Our Corporate and Other reportable segment includes administrative costs and several small non-operated oil and gas interests that were owned by our predecessor.

Recent Developments

Pending Acquisition of U.S. Oil & Refining Co.

On November 26, 2018, our subsidiary Par Petroleum, LLC (“Par Petroleum”) entered into a purchase and sale agreement (the “USOR Purchase Agreement” and, together with the Topping Unit Purchase Agreement, the “Acquisition Agreements”) with TrailStone NA Oil & Refining Holdings, LLC (the “Trailstone Seller”), pursuant to which, the Trailstone Seller agreed to sell 100% of the issued and outstanding equity interests in TrailStone NA Asset Finance I, LLC (“Trailstone”), which owns U.S. Oil & Refining Co., to Par Petroleum (the “USOR Acquisition” and together with the Topping Unit Acquisition, the “Acquisitions”)

The USOR Acquisition includes a 42,000 bpd refinery, a marine terminal, a unit train-capable rail loading terminal, and 2.9 MMbbls of refined product and crude oil storage, which refinery and associated logistics assets are located in Tacoma, Washington (the “Pacific Northwest Refinery and Logistics Business”). The Pacific Northwest Refinery and Logistics Business is expected to significantly boost our mainland refining and logistics presence and is geographically and logistically well-positioned to source discounted Western Canadian and Bakken crudes and connects our existing assets in Hawaii, the Pacific Northwest and the Rockies.

The purchase price for the USOR Acquisition is $358 million, payable in approximately $321 million in cash (the “Cash Purchase Price”) and 2,363,776 shares (the “Base Shares”) of our common stock. The purchase price will be adjusted by net working capital, the value of hydrocarbon inventory, reimbursable capital expenditures, closing indebtedness and transaction expenses. We may elect to decrease the Cash Purchase Price by an amount not to exceed approximately $113 million (the “Backstop Amount”) and to correspondingly increase, subject to a cap equal to 19.9% of our issued and outstanding common stock as of the date of the USOR Purchase Agreement, the number of Base Shares by a number of shares of our common stock, rounded up to the nearest whole share, equal to the dollar amount of the decrease in the Cash Purchase Price divided by the lesser of (i) the product of (A) 0.95 and (B) the volume-weighted average price for one share of our common stock for the 10 trading days ending (but including) the trading day immediately prior to the date of the closing of the USOR Acquisition and (ii) the lowest of any net cash proceeds to us on a per share basis resulting from certain sales of our common stock during the period between the date of the USOR Purchase Agreement and the closing of the USOR Acquisition. In connection with signing the USOR Purchase Agreement, we paid Trailstone Seller a non-refundable fee equal to 3% of the Backstop Amount.

The closing of the USOR Acquisition is subject to certain closing conditions and is expected to close in January 2019.

Debt Commitment Letter

In connection with the entry into the USOR Purchase Agreement, we entered into a commitment letter with Goldman Sachs Bank USA, whereby Goldman Sachs agreed to act as the sole lead arranger, sole bookrunner and sole syndication agent in connection with a $275.0 million senior secured term loan facility (the “Term Loan Facility”), and committed to fund the entirety of such term loan facility as a lender thereunder, for the purpose of financing the USOR Acquisition, and subject to the terms and conditions set forth in the commitment letter.

The funding of the Term Loan Facility provided for in the commitment letter is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the Term Loan Facility in accordance with the terms sets forth in the commitment letter, and (ii) the consummation of the USOR Acquisition in accordance with the USOR Purchase Agreement.

Risk Factors

An investment in our common stock is very risky. You should consider carefully the risk factors beginning on page 5 of this prospectus before investing in our common stock.

Use of Proceeds

Although we will incur expenses in connection with the registration of the securities, we will not receive any of the proceeds from the sale of the shares of common stock by the selling security holder.

Principal Executive Offices and Additional Information

Our principal executive office is located at 825 Town & Country Lane, Suite 1500, Houston, Texas 77024. Our telephone number is (281) 899-4800, and our website is www.parpacific.com. The information on our website or on any other website is not part of this prospectus, and you should rely only on the information contained in this prospectus and in the documents incorporated herein by reference when making a decision as to whether to buy our common stock.

RISK FACTORS

Investing in shares of our common stock involves a high degree of risk. Before investing, you should consider carefully the risks described below, together with the other information contained in this prospectus, including the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2017 and other filings we make with the SEC. The risks and uncertainties we described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer, and you could lose your investment in us.

Risks Related to the Acquisitions

The USOR Acquisition may not close as anticipated.

The USOR Acquisition is expected to close in January of 2019, subject to the satisfaction of certain closing conditions. If those conditions are not satisfied or waived, the USOR Acquisition will not be consummated. Certain of the conditions that remain to be satisfied with respect to the USOR Acquisition include, but are not limited to:

•	the continued accuracy of the representations and warranties contained in the USOR Purchase Agreement;

•	the performance by each party of its obligations under the USOR Purchase Agreement;

•	the absence of any decree, order, injunction, ruling or judgment that prohibits the USOR Acquisition or makes the USOR Acquisition unlawful;

•	the absence of a material adverse effect with respect to Trailstone or us; and

•	the execution of certain agreements related to the consummation of the USOR Acquisition.

In addition, we and the Trailstone Seller can mutually agree to terminate the USOR Purchase Agreement without completing the USOR Acquisition. Further, under the terms of the USOR Purchase Agreement, we or the Trailstone Seller can unilaterally terminate the USOR Purchase Agreement without the other party’s agreement and without completing the transactions contemplated thereunder upon the occurrence of certain events.

We cannot assure you that the USOR Acquisition will close on our expected timeframe, or at all, or close without material adjustment.

We may fail to successfully integrate the Topping Units or the Pacific Northwest Refinery and Logistics Business with our existing business in a timely manner, which could have a material adverse effect on our business, financial condition, results of operations or cash flows, or we may fail to realize all of the expected benefits of the Acquisitions, which could negatively impact our future results of operations.

Integration of the Topping Units and the Pacific Northwest Refinery and Logistics Business with our existing business will be a complex, time-consuming and costly process. A failure to successfully integrate the Topping Units and the Pacific Northwest Refinery and Logistics Business with our existing business in a timely manner may have a material adverse effect on our business, financial condition, results of operations or cash flows. The difficulties of combining the Topping Units and Pacific Northwest Refinery and Logistics Business with our existing operations include, among other things:

•

the operational complexities associated with us operating the Topping Units and IES operating the related logistics assets as separate business operations when they were previously integrated as a single business operation;

•	integrating personnel from diverse business backgrounds and organizational cultures;

•	the diversion of management’s attention from other business concerns;

•	difficulties in the assimilation of the assets and operations of the Pacific Northwest Refinery and Logistics Business;

•	an inability to complete other internal growth projects and/or acquisitions;

•	difficulties integrating the Topping Units with our other assets in Hawaii;

•	managing relationships with new customers and suppliers for whom we have not previously provided products or services;

•	an increase in our indebtedness;

•

potential environmental or regulatory compliance matters or liabilities and title issues, including certain liabilities arising from the operation of the Topping Units before the Topping Units Acquisition or the Pacific Northwest Refinery and Logistics Business before the USOR Acquisition; and

•	coordinating geographically disparate organizations, systems and facilities.

If any of these risks or unanticipated liabilities or costs were to materialize, then any desired benefits of the Topping Units or the Pacific Northwest Refinery and Logistics Business, as applicable, may not be fully realized, if at all, and our future results of operations could be negatively impacted. In addition, the Topping Units or the Pacific Northwest Refinery and Logistics Business may actually perform at levels below the forecasts we used to evaluate the Topping Units and the Pacific Northwest Refinery and Logistics Business, due to factors that are beyond our control. If the Topping Units or the Pacific Northwest Refinery and Logistics Business perform at levels below the forecasts we used to evaluate the Topping Units or the Pacific Northwest Refinery and Logistics Business, respectively, then our future results of operations could be negatively impacted.

Flaws in our ongoing due diligence in connection with the Acquisitions could have a significant negative effect on our financial condition and results of operations.

We conducted limited due diligence in connection with the Acquisitions prior to signing the Acquisition Agreements and are continuing to conduct due diligence during the period between the signing and closing of the USOR Acquisition. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process and the fact that such efforts do not always lead to a consummated transaction. Diligence may not reveal all material issues that may affect the Topping Units, Trailstone or the Pacific Northwest Refinery and Logistics Business. In addition, factors outside of our control may later arise. If, during the diligence process, we fail to identify issues specific to the Topping Units, Trailstone or the Pacific Northwest Refinery and Logistics Business, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in other reporting losses. We cannot assure you that we will not have to take write-downs or write-offs in connection with the acquisitions of certain of the assets and assumption of certain liabilities of the Topping Units, Trailstone or the Pacific Northwest Refinery and Logistics Business, which could have a negative effect on our financial condition and results of operation following closing.

Financing the USOR Acquisition will substantially increase our outstanding indebtedness.

We intend to fund the USOR Acquisition with a combination of equity financing, a new secured term loan facility, and cash on hand. After giving effect to these transactions, including the payment of the USOR Acquisition purchase price and related expenses, we expect the principal amount of our outstanding indebtedness to increase from $415 million as of September 30, 2018 to approximately $665 million. This increase in our indebtedness may reduce our flexibility to respond to changing business and economic conditions or to fund capital expenditure or working capital needs because we will require additional funds to service our outstanding indebtedness and may not be able to obtain additional financing. For a discussion about the risks posed by leverage generally and by the covenants in our existing debt agreements, please read our Risk Factors in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2017.

The volatility of crude oil prices and refined product prices and changes in the demand for such products, may have a material adverse effect on our business, financial condition, results of operations or expected earnings or flows from the Acquisitions.

Expected earnings and cash flows from the Acquisitions depend on a number of factors, including to a large extent the cost of crude oil and other refinery feedstocks which has fluctuated significantly in recent years. While prices for refined products are influenced by the price of crude oil, the constantly changing margin between the price we pay for crude oil and other refinery feedstocks and the prices we receive for refined products (“crack spread”) also fluctuates significantly. These prices we pay and prices we receive depend on numerous factors beyond our control, including the global supply and demand for crude oil, gasoline and other refined products, which are subject to, among other things:

•	changes in the global economy and the level of foreign and domestic production of crude oil and refined products;

•	availability of crude oil and refined products and the infrastructure to transport crude oil and refined products;

•	local factors, including market conditions, the level of operations of other refineries in our markets and the volume and price of refined products imported;

•	threatened or actual terrorist incidents, acts of war and other global political conditions;

•	government regulations; and

•	weather conditions, hurricanes or other natural disasters.

In addition, we purchase our refinery feedstocks before manufacturing and selling the refined products. Price level changes during the period between purchasing feedstocks and selling the manufactured refined products from these feedstocks could have a significant impact on our financial results. We also purchase refined products manufactured by others for sale to our customers. Price level changes during the periods between purchasing and selling these refined products could also have a material adverse effect on our business, financial condition, results of operations or cash flows.

Trailstone is particularly vulnerable to disruptions to our refining operations because its refining operations are concentrated in one facility.

Because all of Trailstone’s refining operations are concentrated in the Tacoma refinery, a significant disruption at the Tacoma facility could have a material adverse effect on our business, financial condition or results of operations.

The Tacoma refinery may require unscheduled down time for unanticipated maintenance or repairs that are more frequent than our scheduled turnarounds. Refinery operations may also be disrupted by external factors such as a suspension of feedstock deliveries or an interruption of electricity, natural gas, water treatment or other utilities. Other potentially disruptive factors include natural disasters, severe weather conditions, workplace or environmental accidents, interruptions of supply, work stoppages, losses of permits or authorizations or acts of terrorism. Disruptions to our refining operations could reduce our revenues during the period of time that our processing units are not operating.

Risks Related to the Common Stock

Because we have no near term plans to pay cash dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate declaring or paying any cash dividends on our common stock in the near term. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and other factors that our board of directors considers relevant.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our common stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our common stock or if our operating results do not meet their expectations, our stock price could decline.

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock.

The market price for our common stock has varied between a high of $21.34 on August 30, 2018, and a low of $16.10 on November 12, 2018, during the twelve month period ended November 30, 2018. This volatility may affect the price at which you could sell your common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, or capital commitments.

The market for our common stock has been historically illiquid, which may affect your ability to sell your shares.

The volume of trading in our common stock has historically been low. In addition, a substantial amount of our common stock is held by two investors who have restrictions on their ability to sell the stock. The lack of substantial liquidity can adversely affect the price of our stock at a time when you might want to sell your shares. There is no guarantee that an active trading market for our common stock will develop or be maintained on the NYSE, or that the volume of trading will be sufficient to allow for timely trades. Investors may not be able to sell their shares quickly or at the latest market price if trading in our stock is not active or if trading volume is limited. In addition, if trading volume in our common stock is limited, trades of relatively small numbers of shares may have a disproportionate effect on the market price of our common stock.

Delaware law, our charter documents and concentrated stock ownership may impede or discourage a takeover, which could reduce the market price of our common stock.

We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. For example, the change in ownership limitations contained in Article 11 of our certificate of incorporation could have the effect of discouraging or impeding an unsolicited takeover proposal. In addition, our board of directors or a committee thereof has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of our board of directors or a committee thereof to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover, or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

Zell Credit Opportunities Master Fund, L.P., BlackRock Inc. and Whitebox Advisors, LLC, together with their respective affiliates, each own or have the right to acquire as of December 1, 2018 approximately 28.4%, 10.0% and 7.6%, respectively, of our outstanding common stock. The level of their combined ownership of shares of our common stock could have the effect of discouraging or impeding an unsolicited acquisition proposal.

We may issue preferred stock with terms that could adversely affect the voting power or value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations, and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could adversely affect the residual value of the common stock.

We expect to issue shares of our common stock in connection with the closing of our USOR Acquisition and we may issue shares of common stock in satisfaction of general unsecured claims from our predecessor’s bankruptcy that would dilute your ownership of our common stock.

We expect to issue shares of our common stock in connection with the closing of our USOR Acquisition, which amount could represent up to 19.9% of our issued and outstanding stock as of November 26, 2018. In addition, in December 2011 and January 2012, Delta Petroleum Corporation and its subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware, and in March 2012, obtained approval from the bankruptcy court to proceed with a plan of reorganization. Pursuant to this plan, among other things, certain allowed general unsecured claims may be paid with shares of our common stock. As of September 30, 2018, two claims totaling approximately $22.4 million remain to be resolved and we have reserved approximately $0.5 million representing the estimated value of claims remaining to be settled which are deemed probable and estimable at period end. The settlement of claims is subject to ongoing litigation and we are unable to predict with certainty how many shares will be required to satisfy all claims. Pursuant to the plan of reorganization, allowed claims are settled at a ratio of 54.4 shares per $1,000 of claim. Any issuances by us of common stock in connection with our USOR Acquisition or to satisfy claims would have a dilutive impact on the ownership interest of existing common stockholders and could cause the market price of our common stock to decline.

Future sales of our common stock could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

We are not restricted from issuing additional shares of common stock, including shares issuable pursuant to securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We have approximately 45.9 million shares of common stock outstanding as of December 1, 2018.

Subject to the satisfaction of vesting conditions and the requirements of Rule 144 of the Securities Act, shares of our common stock registered under our equity incentive plan are available for resale immediately in the public market without restriction. In addition, subject to the change in ownership limitations contained in Article 11 of our certificate of incorporation, up to 7,722,809 shares of our common stock registered under our registration statements on Form S-3, declared effective on November 30, 2016 and December 21, 2016, are available for resale immediately in the public market without restriction.

We cannot predict the size of future issuances of our common stock or securities convertible into or exchangeable for, or that represent the right to receive, common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and in the documents we incorporate by reference herein may constitute “forward-looking” statements as defined in Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (“PSLRA”), or in releases made by the SEC, all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements of to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” “scheduled to,” or other similar words, or the negative of these words or other variations of these words or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this prospectus and the documents we incorporate by reference herein. Please read “Risk Factors” beginning on page 5 of this prospectus. The risk factors and other factors noted throughout this prospectus and in the documents incorporated by reference could cause our actual results to differ materially from those contained in any forward-looking statement.

The forward-looking statements contained in this prospectus and in the documents we incorporate herein by reference are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus and in the documents we incorporate herein by reference are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described under the heading “Risk Factors” in this prospectus and elsewhere in the documents we incorporate herein by reference. All forward-looking statements speak only as of the date they are made. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling security holder. The selling security holder named in this prospectus will pay any underwriting fees, discounts and commissions, along with certain of the selling security holder’s out-of-pocket expenses, incurred in connection with their sale of shares registered under this prospectus. We will bear all other costs, fees and expenses incurred by us, or by the selling security holder, in effecting the registration, offer and sale of the shares covered by this prospectus.

SELLING SECURITY HOLDERS

The following table sets forth information relating to the selling security holder’s beneficial ownership of our shares as of December 1, 2018. This prospectus covers the offering for resale from time to time of up to 1,108,202 shares owned by the selling security holder. The 1,108,202 shares were issued to the selling security holder at the closing of the Eagle Acquisition.

As used herein, the “selling security holder” includes any pledgees, donees, transferees or other successors-in-interest selling shares received from the named selling security holder after the date of this prospectus.

No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective under the Securities Act. We will supplement or amend this prospectus to include additional selling security holders upon request and upon provision of all required information to us, subject to the terms of the Topping Unit Registration Rights Agreement, as described under the “Description of Capital Stock – Registration Rights Agreements – Topping Unit Registration Rights Agreement.”

The following table and related footnotes set forth:

•	the name of the selling security holder;

•	if different, the name of the natural person(s) who exercise(s) sole/shared voting and/or investment power with respect to the shares;

•	the number of our shares beneficially owned by such selling securityholder prior to the offering;

•	the number being offered for the selling securityholder’s account; and

•	the number to be owned by the selling securityholder after completion of the offering (assuming the sale of all shares offered by this prospectus).

Unless otherwise indicated, the selling security holder is not a broker-dealer registered under Section 15 of the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

We prepared the table based on information supplied to us by the selling security holder. We have not sought to verify such information. The percentages of shares beneficially owned and being offered are based on the number of shares that were outstanding as of December 1, 2018, unless otherwise stated in the footnotes to the table below. Additionally, the selling security holder may have sold or transferred some or all of their shares in exempt or non-exempt transactions since such date. Other information about the selling security holder may also change over time.

Selling Security Holder	Common Stock Beneficially Owned Prior to Offering			Number of Shares Which May be Sold in This Offering	Common Stock Beneficially Owned After this Offering(3)
	Number	Percent			Number	Percent
IES Downstream, LLC(1)	1,108,202	2.4	%(2)	1,108,202	0	0	%(2)

*	Less than one percent.
(1)

One Rock Capital Partners, LLC (“One Rock”), the investment manager of IES has voting power over the securities held by IES. The address of One Rock and IES is 30 Rockefeller Plaza, 54th Floor, New York, New York 10112. Tony Lee and Scott Spielvogel are responsible for the supervision and conduct of all investment activities of One Rock. Each of IES, Tony Lee and Scott Spielvogel disclaim beneficial ownership over these Securities.

(2)	Based on 45,875,722 shares of Common Stock outstanding as of December 1, 2018.
(3)	Assumes that the selling security holder will sell all of the common stock offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The selling security holder and any of its pledgees, donees, transferees or other successors-in-interest may, from time to time, sell any or all of their shares of common stock offered by this prospectus on the NYSE or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, the prevailing market prices or negotiated prices. The selling security holder may use any one or more of the following methods when selling such shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	any exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling security holder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority Rule 2121 (“Rule 2121”), and, in the case of a principal transaction a markup or markdown in compliance with Rule 2121.

In connection with the sale of the common stock or interests therein, the selling security holder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holder may also sell common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling security holder has been advised that it may not use shares registered on the registration statement of which this prospectus forms a part to cover short sales of our common stock made prior to the date such registration statement has been declared effective by the SEC.

The selling security holder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holder and any broker-dealers or agents that are involved in selling the shares may, under certain circumstances, be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. There is no underwriter or coordinating broker acting in connection with the proposed sale of the common stock by the selling security holder.

Because the selling security holder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. The selling security holder will be responsible for complying with the applicable provisions of the Securities Act, and the rules and regulations thereunder promulgated, as applicable to the selling security holder in connection with resales of its shares under the registration statement of which this prospectus forms a part. These provisions and regulations may limit the timing of purchases and sales of common stock by it and the marketability of such securities.

We agreed to keep the registration statement of which this prospectus forms a part effective until the earliest to occur of (i) the disposition of all of the shares of common stock offered by this prospectus, (ii) the availability under Rule 144 for each holder of such shares to immediately freely resell such shares without notice, current information, manner of sale or volume restrictions or (iii) the fifth anniversary of the effective date of the registration statement. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling security holder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock. We will make copies of this prospectus available to the selling security holder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We will pay all expenses of the registration of the shares of common stock pursuant to the Topping Unit Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling security holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holder against certain liabilities, including some liabilities under the Securities Act, in accordance with the Topping Unit Registration Rights Agreement. We may be indemnified by the selling security holder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the Topping Unit Registration Rights Agreement.

DESCRIPTION OF CAPITAL STOCK

As of December 1, 2018, our authorized capital consisted of 500,000,000 shares of voting common stock, of which approximately 45.9 million shares were issued and outstanding, and 3,000,000 shares of undesignated preferred stock, none of which were outstanding.

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and stockholders agreement, as well as the Warrant Issuance Agreement and Registration Rights Agreement (each as defined below) relating to our capital stock, as well as the registration rights agreement (the “Convertible Notes Registration Rights Agreement”) with respect to the issuance (the “Convertible Notes Offering”) of our 5.00% convertible senior notes due 2021 (the “Convertible Notes”), the registration rights agreement (the “Bridge Notes Registration Rights Agreement”) with respect to the issuance of the 2.50% convertible subordinated bridge notes on September 23, 2016 (the “Bridge Notes”) and the registration rights agreement with respect to the Topping Unit Acquisition (the “Topping Unit Registration Rights Agreement”). You should read our certificate of incorporation, bylaws, stockholders agreement, Warrant Issuance Agreement, Registration Rights Agreement, Convertible Notes Registration Rights Agreement, Bridge Notes Registration Rights Agreement and Topping Unit Registration Rights Agreement as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference herein. Please read “Where You Can Find More Information.”

Common Stock

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of our common stock have no redemption or conversion rights, no preemptive or other rights to subscribe for our securities and are not entitled to the benefits of any sinking fund provisions. In the event of our liquidation, dissolution or winding-up, holders of our common stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all our debts and liabilities, and of the preferential rights of any series of preferred stock then outstanding. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor.

Our certificate of incorporation contains restrictions on the transfer of the Company Securities (as defined therein, and which includes our common stock) by holders who are, or would become as a result of such transfer, a holder of at least 5% of our common stock (a “5% Shareholder”). Such restrictions were put in place in order to preserve our net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended.

On November 10, 2014, as permitted by the terms of Article 11 of our certificate of incorporation, we entered into the Allocation Agreement with ZCOF, ZCOF Par Petroleum Holdings, L.L.C. and Whitebox Multi-Strategy Partners, L.P. to reallocate the proportionate amount of our common stock that the 5% Shareholders are permitted to transfer among our remaining 5% Shareholders. In accordance with Article 11 of our certificate of incorporation, the Board has approved, on a prospective basis, one or more Transfers (as defined in our certificate of incorporation) of shares of our common stock by the remaining 5% Shareholders up to the new allocation amounts included on a schedule to the Allocation Agreement.

Warrants

On August 31, 2012, pursuant to the terms of a warrant issuance agreement (the “Warrant Issuance Agreement”), we issued warrants (the “Warrants”) to purchase up to an aggregate of 959,213 shares (the

“Warrant Shares”) of our common stock. The holders of the Warrants are entitled to purchase Warrant Shares at an exercise price of $0.09 per share, subject to certain adjustments from time to time. The Warrants expire on the earlier of August 31, 2022 or the occurrence of certain merger or consolidation transactions. At September 30, 2018, Warrants to purchase an aggregate of 354,350 Warrant Shares were outstanding.

The number of shares of our common stock issuable upon exercise of the Warrants and the exercise prices of the Warrants will be adjusted in connection with certain issuances or sales of shares of our common stock and convertible securities, or any subdivision, reclassification or combinations of common stock, as set forth in the Warrant Issuance Agreement. Additionally, in the case of any reclassification or capital reorganization of our capital stock, the holder of each Warrant outstanding immediately prior to the occurrence of such reclassification or reorganization shall have the right to receive upon exercise of the applicable Warrant, the kind and amount of stock, other securities, cash or other property that such holder would have received if such Warrant had been exercised.

Preferred Stock

The Board is authorized to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the powers, designation, preferences and rights of each series and the qualifications, limitations or restrictions of each series, including:

•	the designation of the series and the number of shares to constitute the series;

•

the dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative;

•	whether the shares of the series shall be subject to redemption by the Company and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

•	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

•

whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Company, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

•	the extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise;

•	the restrictions, if any, on the issue or reissue of any additional preferred stock; and

•	rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Company.

The authorized shares of preferred stock, as well as shares of common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by the rules of any stock exchange or automated quotation system on which our securities are listed or traded. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, the Board may determine not to seek stockholder approval.

Although the Board has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue shares based on its judgment as to our best interests and the best interests of our stockholders. The Board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt, including a tender offer or other transaction that some, or a majority of, our stockholders might believe to be in their best interests or that might result in stockholders receiving a premium for their stock over the then current market price of the stock.

Anti-Takeover Provisions

As noted above, because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our certificate of incorporation and our bylaws provide that only the chairman of the Board, the chief executive officer, or any officer upon the written request of a majority of the Board, may call a special meeting of the stockholders.

Our certificate of incorporation requires a 66 2/3% stockholder vote for the amendment or repeal of certain provisions of the certificate of incorporation relating to the liability of directors, indemnification of officers and directors, and the transfer restrictions noted above. Our bylaws require a 66 2/3% stockholder vote for the amendment or repeal of certain provisions of the bylaws. The combination of the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for existing stockholders to replace the Board as well as for another party to obtain control of us by replacing the Board. Because the Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

As noted above, our certificate of incorporation contains restrictions on the transfer of Company Securities by holders who are, or would become as a result of such transfer, 5% Shareholders. These restrictions on transfer may have the effect of preserving effective control of us by our principal stockholders and preserving the tenure of the board of directors and management.

In addition, we are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”) which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the Board of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or is an affiliate or associate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Stockholders Agreement

We entered into a stockholders agreement in April 2015 for the benefit of the holders of any of our securities entitled to vote for members of the Board providing that in the event that we are no longer required to file annual and quarterly reports with the SEC, we will provide, as soon as reasonably practicable, comparable audited reports on an annual basis, unaudited reports on a quarterly basis (which annual and quarterly reports shall contain substantially similar descriptions of business and management discussion and analysis provisions as are then required to be included in relevant filings with the SEC), and earnings releases on a quarterly basis, made available to such holders through a secure website and subject to a standard click-through access and confidentiality agreement.

Registration Rights Agreements

Registration Rights Agreement

The company and certain of our stockholders (the “Rights Holders”), including affiliates of ZCOF and Whitebox, are parties to a registration rights agreement (the “Registration Rights Agreement”) providing the Rights Holders with certain registration rights.

Pursuant to the Registration Rights Agreement, among other things, any Rights Holder or group of Rights Holders that, together with its or their affiliates, holds more than fifteen percent (15%) of the Registrable Shares (as defined in the Registration Rights Agreement), will have the right to require the Company to file with the SEC, a registration statement on Form S-1 or S-3, or any other appropriate form under the Securities Act or the Exchange Act for a public offering of all or part of its Registrable Shares (a “Demand Registration”) by delivery of written notice to the Company, or a demand request.

Within 90 days after receiving the demand request, we are required to file with the SEC the registration statement, on any form for which we then qualify and which is available for the sale of the Registrable Shares in accordance with the intended methods of distribution thereof, with respect to the demand registration. We are required to use commercially reasonable efforts to cause the registration statement to be declared effective as soon as practicable after such filing. We will not be obligated (i) to effect a demand registration within ninety (90) days after the effective date of a previous demand registration, other than for a shelf registration, or (ii) to effect a demand registration unless the demand request is for a number of Registrable Shares with an expected market value that is equal to at least (x) $15 million as of the date of such demand request or is for one hundred percent of the demanding holders of Registrable Shares with respect to any demand registration made on Form S-1 or (y) $5 million as of the date of such demand request with respect to any demand registration made on Form S-3.

Upon receipt of any demand request, we are required to give written notice, within ten (10) days of such demand request, to all other holders of Registrable Shares, who will have the right to elect to include in any subsequent demand registration such portion of their Registrable Shares as they may request, subject to certain exceptions.

In addition, subject to certain exceptions, if we propose to register any class of our common stock for sale to the public, we are required, subject to certain conditions, to include all Registrable Shares with respect to which the Company has received written requests for inclusion.

The rights of a holder of Registrable Shares may be transferred, assigned or otherwise conveyed to any transferee or assignee of such Registrable Shares, subject to applicable state and federal securities laws and regulations and our certificate of incorporation. We will be responsible for expenses relating to the registrations contemplated by the Registration Rights Agreement.

The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as suspension periods and, if a registration is for an underwritten offering, limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter.

Pursuant to the Registration Rights Agreement, a registration statement relating to resales by affiliates of ZCOF and Whitebox of the shares received by them in connection with our emergence from bankruptcy on August 31, 2012 was declared effective by the SEC on June 23, 2015.

Convertible Notes Offering Registration Rights

In connection with the closing of the Convertible Notes Offering, we entered into a registration rights agreement with the initial purchasers under which we agreed for the benefit of the holders of the Convertible Notes and any shares of our common stock issuable upon conversion of the Convertible Notes or in respect of any make-whole premium that we will, at our cost:

•

file a shelf registration statement (which shall be an automatic shelf registration statement if we are then a well-known seasoned issuer (“WKSI”)) with the SEC as soon as practicable following the first date of original issuance of the Convertible Notes and in any event on or prior to the 90th day after the first date of original issuance of the Convertible Notes, covering resales of any shares of our common stock issuable upon conversion of the Convertible Notes and in respect of any make-whole premium;

•

if we are not a WKSI on such 90th day, use our best efforts to cause the shelf registration statement to become effective within 180 days after the first date of original issuance of the Convertible Notes; and

•

use our best efforts to keep the shelf registration statement effective until the earlier of (1) the 120th calendar day immediately following the maturity date or (2) the date on which there are no longer outstanding any Convertible Notes or “restricted” (within the meaning of Rule 144) shares of our common stock that have been received upon conversion of the Convertible Notes or in respect of any make-whole premium.

The registration statement required by the terms of the Convertible Notes Registration Rights Agreement was declared effective by the SEC on November 30, 2016.

We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. We need not specify the nature of the event giving rise to a suspension in any suspension notice to holders of the Convertible Notes. Each holder, by its acceptance of the Convertible Notes, agrees to hold any such suspension notice in response to a notice of a proposed sale in confidence. Except in the case of a suspension period as the result of the filing of a post-effective amendment solely to add additional selling security holders, any suspension period may not exceed an aggregate of:

•	30 days in any 90-day period; or

•	60 days in any 360-day period.

However, if the disclosure relates to a proposed or pending material business transaction, the disclosure of which the Board determines in good faith would be reasonably likely to impede our ability to consummate such transaction, or would otherwise be seriously detrimental to us and our subsidiaries taken as a whole, we may extend the suspension period from 30 days to 45 days in any 90-day period or from 60 days to 90 days in any 360-day period.

Each of the following is a registration default:

•

the registration statement has not been filed (and become effective upon such filing if we are then a WKSI) prior to or on the 90th day following the first date of original issuance of the Convertible Notes;

•	if we are not a WKSI on such 90th day, the registration statement has not been declared effective prior to or on the 180th day following the first date of original issuance of the Convertible Notes;

•

we have not, through our omission, named as a selling securityholder in the prospectus, a prospectus supplement or post-effective amendment a holder who has supplied the questionnaire described below and who is entitled to be so named as a selling securityholder within the required time periods as described below; or

•

at any time after the effectiveness date, the registration statement ceases to be effective or is not usable and (1) we do not cure the lapse of effectiveness or usability within ten business days by a post-effective amendment, prospectus supplement or report filed under the Exchange Act (other than (a) in the case of a suspension period described in the preceding paragraph or (b) in the case of a suspension of the registration statement as the result of the filing of a post-effective amendment solely to add additional selling securityholders), (2) a suspension period, when aggregated with other suspension periods during the prior 90-day period, continues, unterminated, for more than 30 days or, if applicable, 45 days or (3) a suspension period, when aggregated with other suspension periods during the prior 360-day period, continues, unterminated, for more than 60 days or, if applicable, 90 days.

If a registration default occurs, predetermined liquidated damages will accrue on the Convertible Notes, from, and including, the day following such registration default to, but excluding, the earlier of (1) the day on which such registration default has been cured and (2) the date the registration statement is no longer required to be kept effective for our common stock. The liquidated damages will be paid to those entitled to interest payments on such dates semiannually in arrears on each June 15 and December 15 and will accrue at a rate per year equal to:

•	0.25% of the principal amount of the Convertible Notes to, and including, the 90th day following such registration default; and

•	0.50% of the principal amount of the Convertible Notes from, and after, the 91st day following such registration default.

We will not pay liquidated damages on any Convertible Note after it has been converted into shares of our common stock. If a Convertible Note ceases to be outstanding during a registration default (as a result of the holder exercising its conversion rights or otherwise), we will prorate the liquidated damages to be paid with respect to that Convertible Note.

In no event will liquidated damages exceed 0.50% per year. If a holder converts some or all of its Convertible Notes and we issue any shares of our common stock to satisfy all or any portion of our conversion obligation or if we issue any shares of our common stock in respect of any make-whole premium, in each case, when there exists a registration default, such holder will not be entitled to receive liquidated damages on such common stock, and we will instead increase the conversion rate or the amount of such make-whole premium, as the case may be, by 3% for each $1,000 principal amount of Convertible Notes. If a registration default occurs after a holder has converted its Convertible Notes into shares of our common stock or after we have issued shares of our common stock in respect of any make-whole premium, such holder will not be entitled to any compensation with respect to such common stock. Other than our obligations to pay liquidated damages, we will not have any liability for damages with respect to a registration default on any registrable securities.

A holder who elects to sell securities under the shelf registration statement will:

•	be required to be named as a selling securityholder in the related prospectus;

•	be required to deliver a prospectus to purchasers;

•	be subject to the civil liability provisions under the Securities Act in connection with any sales; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement, we will:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder with copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•

take other reasonable actions as are required to permit unrestricted resales of shares of our common stock issued upon conversion of the Convertible Notes or in respect of any make-whole premium in accordance with the terms and conditions of the registration rights agreement.

Bridge Notes Registration Rights

In connection with the issuance of the Bridge Notes, we entered into the Bridge Notes Registration Rights Agreement with the purchasers of the Bridge Notes (the “Bridge Notes Purchasers”). The Bridge Notes Registration Rights Agreement required us (i) to file, no later November 11, 2016, with the SEC a shelf registration statement covering resales of the shares of our common stock, if any, issuable upon (1) conversion of the Bridge Notes, (2) exercise of subscription rights by any Bridge Note Purchaser or its affiliates pursuant to our 2016 subscription rights offering, and (3) a stock dividend or stock split or in connection with any combination of shares, recapitalization, merger, consolidation or other reorganization, other than shares freely tradeable without any limitations or restrictions under the Securities Act, (ii) to use our commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC no later than (A) January 6, 2017 or (B) if earlier, five business days after the date on which the SEC informs us that it will not review the shelf registration statement, and (iii) to use our commercially reasonable efforts to keep such shelf registration statement effective until the earlier of (A) the date on which all of such shares have been sold, (B) the date on which such shares may be sold without volume restrictions under Rule 144 of the Securities Act, or (C) the third anniversary of the effective date of such shelf registration statement.

If we do not fulfill our obligations under the Bridge Notes Registration Rights Agreement with respect to the filing deadline, effectiveness deadline or effectiveness period of a registration statement, we will be required to pay the holders of the Bridge Notes liquidated damages in an amount in cash equal to 1.00% of such holder’s “Allocated Purchase Price,” which is the amount effectively paid by such holder for the common stock acquired upon conversion of the Bridge Notes, per calendar month or portion thereof prior to the cure of such event of default. The maximum payment of liquidated damages to any such holder associated with all events of default will not exceed 5.00% of such holder’s Allocated Purchase Price.

The registration statement required by the terms of the Bridge Notes Registration Rights Agreement was declared effective by the SEC on December 21, 2016.

Topping Unit Registration Rights Agreement

In connection with the Topping Unit Acquisition, we entered into a registration rights agreement with IES (the “Topping Unit Registration Rights Agreement”). Under the Topping Unit Registration Rights Agreement, we agreed to file with the SEC within three (3) days after the closing date of the Topping Unit Acquisition and to use our commercially reasonable efforts to cause to become effective a registration statement relating to the Consideration Shares, with an effectiveness deadline as promptly as practicable after filing of this prospectus, but in no event later than (x) ninety (90) days after the closing of the Topping Unit Acquisition, or (y) if earlier, three (3) business days after the date on which the SEC informs us (I) that the SEC will not review this registration statement or (II) that we may request the effectiveness of this registration statement. We also agreed to use our commercially reasonable efforts to keep the registration statement effective until the earliest to occur of (i) the disposition of all Consideration Shares, (ii) the availability under Rule 144 for each holder of Consideration Shares to immediately freely resell such Consideration Shares without notice, current information, manner of sale or volume restrictions or (iii) the fifth anniversary of the effective date of the registration statement.

The registration statement of which this prospectus forms a part is the registration statement required by the terms of the Topping Unit Purchase Agreement.

Listing

Our common stock is quoted on the NYSE under the symbol “PARR.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company is transfer agent and registrar for our common stock.

LEGAL MATTERS

The validity of our common stock will be passed upon for us by Porter Hedges LLP, Houston, Texas.

EXPERTS

The financial statements and the related financial statement schedule, incorporated in this prospectus by reference from Par Pacific Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Par Pacific Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Laramie Energy, LLC as of December 31, 2017 and 2016 and for the three years ended December 31, 2017, incorporated in this prospectus by reference from Par Pacific Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of TrailStone NA Asset Finance I, LLC as of and for the years ended December 31, 2017 and 2016, included in our Current Report on Form 8-K filed with the SEC on December 7, 2018, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The information incorporated by reference into this prospectus regarding estimated quantities of our proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of reserves and future net revenue as of December 31, 2017, that were prepared by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. These estimates are aggregated and the sums incorporated by reference into this prospectus in reliance upon the authority of the firm as an expert in these matters.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus forms a part of a registration statement on Form S-3 we filed with the SEC. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and our common stock, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act, as well as our proxy statement, annual, quarterly and other reports and other information we file with the SEC. Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings are also available to the public at the SEC’s website at www.sec.gov. In addition, documents filed by us can be inspected at the offices of the NYSE, 20 Broad Street, New York, New; York 10002. We maintain a website at www.parpacific.com. On the investors page of that site, we provide access to our SEC filings free of charge as soon as reasonably practicable after filing with the SEC. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website or from our website. The information on our website or on any other website is not incorporated in this prospectus by reference and you should not consider it part of any offering.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to the documents containing such information. Information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 12, 2018, and portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 29, 2018, incorporated by reference therein (File No. 001-36550);

•

Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2018, filed with the SEC on May 10, 2018, for the quarterly period ended June 30, 2018, filed with the SEC on August 8, 2018, and for the quarterly period ended September 30, 2018, filed with the SEC on November 7, 2018 (File No. 001-36550);

•	A description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on July 16, 2014 (File No. 001-36550); and

•

Our Current Reports on Form 8-K or Form 8-K/A, filed with the SEC on January 9, 2018, February 14, 2018, March 6, 2018, March 7, 2018, March 23, 2018, March 27, 2018, May 9, 2018, May 10, 2018, May 14, 2018, July 20, 2018, July 27, 2018, August 8, 2018 (two filings), August 30, 2018, November 7, 2018 (two filings), November 27, 2018, November 30, 2018, December 7, 2018, December 11, 2018, December 13, 2018 and December 20, 2018 (File No. 001-36550) (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any corresponding information furnished under Item 9.01, of any such Current Report on Form 8-K).

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any corresponding information furnished under Item 9.01, on any Current Report on Form 8-K) after the date of this initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated into this prospectus by reference and to be a part hereof from the date of filing such document.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates documents by reference that are not delivered with this prospectus. Copies of these documents, other than the exhibits to the documents (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to Par Pacific Holdings, Inc., 825 Town & Country Lane, Suite 1500, Houston, Texas 77024, Attention: Corporate Secretary, telephone number: (281) 899-4800.

1,108,202 Shares of Common Stock

PAR PACIFIC HOLDINGS, INC.

PROSPECTUS

                    , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, all of which will be borne by Par Pacific Holdings, Inc. (the “Company”), in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$2,021
Accounting fees and expenses	$25,000
Legal fees and expenses	$25,000
Printing and engraving expenses	$10,000
Miscellaneous	$10,000

Total	$72,021

Item 15.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys’ fees).

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

As permitted by the DGCL, the Company’s bylaws provide that the Company will indemnify its directors, officers, employees and agents against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, the Company’s certificate of incorporation indemnifies its directors, officers, employees, and agents, together referred to as the Authorized Representatives, against certain liabilities arising on or after August 31, 2012, the effective date of the Third Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and Its Debtor Affiliates, dated August 16, 2012, to the extent such Authorized Representatives acted in good faith and in a manner such Authorized Representatives reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Authorized Representatives’ conduct was unlawful. The Company has also entered into indemnification agreements with its officers and directors providing for indemnification to the maximum extent permitted under the DGCL. The Company has director and officer liability insurance policies that provide coverage of up to $10 million.

Item 16.	Exhibits.

Exhibit No.	Description of Exhibit

2.1	Third Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and Its Debtor Affiliates dated August 13, 2012. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.**

2.2	Contribution Agreement, dated as of June 4, 2012, among Piceance Energy, LLC, Laramie Energy and the Company. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 8, 2012.**

2.3	Purchase and Sale Agreement dated as of December 31, 2012, by and among the Company, SEACOR Energy Holdings Inc., SEACOR Holdings Inc., and Gateway Terminals LLC. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 3, 2013.**

2.4	Membership Interest Purchase Agreement dated as of June 17, 2013, by and among Tesoro Corporation, Tesoro Hawaii, LLC and Hawaii Pacific Energy, LLC. Incorporated by reference to Exhibit 2.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed on August 14, 2013.**

2.5	Agreement and Plan of Merger dated as of June 2, 2014, by and among the Company, Bogey, Inc., Koko’oha Investments, Inc., and Bill D. Mills, in his capacity as the Shareholders’ Representative. Incorporated by reference to Exhibit 2.5 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed on August 11, 2014.

2.6	Amendment to Agreement and Plan of Merger dated as of September 9, 2014, by and among the Company, Bogey, Inc., Koko’oha Investments, Inc. and Bill D. Mills, in his capacity as the shareholders’ representative. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 10, 2014.

2.7	Second Amendment to Agreement and Plan of Merger dated as of December 31, 2014, by and among Par Petroleum Corporation, Bogey, Inc., Koko’oha Investments, Inc. and Bill D. Mills, in his capacity as the shareholder’s representative. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 7, 2015.

2.8	Third Amendment to Agreement and Plan of Merger dated as of March 31, 2015, by and among the Company, Bogey, Inc., Koko’oha Investments, Inc. and Bill D. Mills, in his capacity as the shareholders’ representative. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 2, 2015.**

2.9	Unit Purchase Agreement, dated as of June 14, 2016, between Par Wyoming, LLC and Black Elk Refining, LLC. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 15, 2016.**

2.10	First Amendment to Unit Purchase Agreement dated as of July 14, 2016, between Par Wyoming, LLC and Black Elk Refining, LLC. Incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on July 15, 2016.**

2.11	Purchase and Sale Agreement dated as of November 26, 2018, among Par Petroleum, LLC, TrailStone NA Oil & Refining Holdings, LLC, and solely for certain purposes specified therein, the Company. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K/A filed on November 30, 2018.**#

Exhibit No.	Description of Exhibit

4.1	Form of the Company’s Common Stock Certificate. Incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on March 31, 2014.

4.2	Registration Rights Agreement effective as of August 31, 2012, by and among the Company, Zell Credit Opportunities Master Fund, L.P., Waterstone Capital Management, L.P., Pandora Select Partners, LP, Iam Mini-Fund 14 Limited, Whitebox Multi-Strategy Partners, LP, Whitebox Credit Arbitrage Partners, LP, HFR RVA Combined Master Trust, Whitebox Concentrated Convertible Arbitrage Partners, LP and Whitebox Asymmetric Partners, LP. Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.3	First Amendment to Registration Rights Agreement dated as of December 19, 2018, by and among the Company and the holders party thereto.* .

4.4	Warrant Issuance Agreement dated as of August 31, 2012, by and among the Company and WB Delta, Ltd., Waterstone Offshore ER Fund, Ltd., Prime Capital Master SPC, GOT WAT MAC Segregated Portfolio, Waterstone Market Neutral MAC51, Ltd., Waterstone Market Neutral Master Fund, Ltd., Waterstone MF Fund, Ltd., Nomura Waterstone Market Neutral Fund, ZCOF Par Petroleum Holdings, L.L.C. and Highbridge International, LLC. Incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.5	Form of Common Stock Purchase Warrant dated as of June 4, 2012. Incorporated by reference to Exhibit 4.5 of the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.6	Par Pacific Holdings, Inc. Second Amended and Restated 2012 Long Term Incentive Plan. Incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form S-8 filed on May 18, 2018.+

4.7	Par Pacific Holdings, Inc. 2018 Employee Stock Purchase Plan. Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed on May 18, 2018.+

4.8	Registration Rights Agreement dated as of September 25, 2013, by and among the Company and the Purchasers party thereto. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 13, 2013+.

4.9	Stockholders Agreement dated April 10, 2015, by the Company. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 13, 2015.

4.10	Registration Rights Agreement, dated June 21, 2016, between Par Pacific Holdings, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 22, 2016.

4.11	Registration Rights Agreement dated as of July 14, 2016, by and among Par Pacific Holdings, Inc. and the purchasers party thereto. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 15, 2016.

4.12	First Amendment to Registration Rights Agreement dated as of September 27, 2016, by and among the Company and the purchasers party thereof. Incorporated by reference to Exhibit 4.14 to the Company’s Quarterly Report on Form 10-Q filed on November 4, 2016.

4.13	Second Amendment to Registration Rights Agreement dated as of September 30, 2016, by and among the Company and the holders party thereto. Incorporated by reference to Exhibit 4.15 to the Company’s Quarterly Report on Form 10-Q filed on November 4, 2016.

4.14	Third Amendment to Registration Rights Agreement dated as of October 7, 2016, by and among the Company and the holders party thereto. Incorporated by reference to Exhibit 4.16 to the Company’s Quarterly Report filed on November 4, 2016.

Exhibit No.	Description of Exhibit

4.15

Fourth Amendment to Registration Rights Agreement dated as of October 14, 2016, by and among the Company and the holders party thereto. Incorporated by reference to Exhibit 4.17 to the Company’s Quarterly Report filed on November 4, 2016.

4.16	Fifth Amendment to Registration Rights Agreement dated as of October 21, 2016, by and among the Company and the holders party thereto. Incorporated by reference to Exhibit 4.18 to the Company’s Quarterly Report filed on November 4, 2016.

4.17	Sixth Amendment to Registration Rights Agreement dated as of October 28, 2016, by and among the Company and the holders party thereto. Incorporated by reference to Exhibit 4.19 to the Company’s Quarterly Report filed on November 4, 2016.

4.18	Indenture, dated June 21, 2016, between the Company and Wilmington Trust, National Association, as Trustee. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 22, 2016.

4.19	Indenture, dated December 21, 2017, among Par Petroleum, LLC, Par Petroleum Finance Corp., the Guarantors (as defined therein), and Wilmington Trust, National Association, as Trustee and Collateral Trustee. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 22, 2017.

4.20	Registration Rights Agreement dated as of December 19, 2018, by and between the Company and IES Downstream, LLC. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 20, 2018.

4.21	First Supplemental Indenture, dated November 20, 2018, among Par Petroleum, LLC, Par Petroleum Finance Corp., the Guarantors (as defined therein), and Wilmington Trust, National Association, as Trustee.*

5.1	Opinion of Porter Hedges LLP with respect to legality of the securities, including consent.*

23.1	Consent of Deloitte & Touche LLP as to Par Pacific Holdings, Inc.*

23.2	Consent of Deloitte & Touche LLP as to Laramie Energy, LLC.

23.3	Consent of Ernst & Young LLP.*

23.4	Consent of Netherland, Sewell & Associates, Inc.*

23.5	Consent of Porter Hedges LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (contained in signature pages).

+	Management contracts and compensatory plans.
*	Filed herewith.
**

Schedules and similar attachments to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule or similar attachment to the SEC upon request.

#

Confidential treatment has been requested for portions of this exhibit. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the SEC.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

(A)

paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424 that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on December 20, 2018.

PAR PACIFIC HOLDINGS, INC.

By:	/s/ William Pate
William Pate
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We the undersigned officers and directors of Par Pacific Holdings, Inc., hereby, severally constitute and appoint William Pate, William Monteleone and J. Matthew Vaughn, each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Par Pacific Holdings, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Pate William Pate	Chief Executive Officer and President and Director (Principal Executive Officer)	December 20, 2018

/s/ William Monteleone William Monteleone	Chief Financial Officer (Principal Financial Officer)	December 20, 2018

/s/ Ivan Guerra Ivan Guerra	Chief Accounting Officer (Principal Accounting Officer)	December 20, 2018

/s/ Melvyn N. Klein Melvyn N. Klein	Chairman of the Board of Directors	December 20, 2018

/s/ Robert S. Silberman Robert S. Silberman	Vice Chairman of the Board	December 20, 2018

/s/ Curtis Anastasio Curtis Anastasio	Director	December 20, 2018

Signature	Title	Date

/s/ Timothy Clossey Timothy Clossey	Director	December 20, 2018

/s/ L. Melvin Cooper L. Melvin Cooper	Director	December 20, 2018

/s/ Walter A. Dods, Jr. Walter A. Dods, Jr.	Director	December 20, 2018

/s/ Joseph Israel Joseph Israel	Director	December 20, 2018